“*” indicates portions of the agreement that have been omitted pursuant to a confidential treatment request and have been filed with the Securities and Exchange Commission separately.

[Translation of Chinese original]

Exhibit 10.30

MC-C-2007-41

Cooperation Agreement

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd. (“Party A”)

Party B: Jiangsu Qingda Science and Technology Industries Co., Ltd. (“Party B”)

Party A and Party B, under the principles of free will, equality, trust, good faith and mutual benefits and through friendly consultations, hereby reach the following agreement on Party B’s agent services for Party A’s products:

Definitions of certain terms herein:

1.	“Proprietary software application” means any software product for applications in digital cable television systems of which Party A owns the proprietary copyright, including applications in the conditional access system (“CAS”), the electronic program guide (“EPG”) and the subscriber management system (“SMS”).

2.	“Sales contracts with end customers” means the sales contracts between Party A and any of its end customers.

3.	“Gross profits” means the difference between the Party A’s purchase costs (excluding value-added taxes) with respect to its proprietary software and its proprietary hardware (i.e., encryption devices) and the prices set forth in the sales contracts with end customers.

1.	Scope of the Agreement

Party A hereby authorizes Party B as the exclusive distributor for Party A’s proprietary software and hardware products in Jiangsu Province with the responsibilities of sales, services, technical support and post-sale maintenance with respect to such products.

2.	Party A’s Rights and Obligations

2.1	Party A shall be entitled to be informed, from time to time, of Party B’s operations, market trends and market demands.

2.2	Party A shall not develop any other distributors in Jiangsu Province.

2.3	Party A shall be entitled to inspect Party B’s performance to ensure that the annual sales revenues by Party B from the sales of applications and products of Party A shall not be less than 1/15 of the annual sales revenues of Party A’s products of the same type (such as digital TV) under the same market conditions (in various provinces and cities in China) (as shown in Party A’s financial statement of the year).

2.4	Party A shall provide Party B on a timely basis its proprietary software and hardware products (including the latest ones), as well as any technical instructions or guidance on such products and other related technical materials.

2.5	Party A shall provide Party B with comprehensive support with respect to technology, products and services.

2.6	Party A shall actively cooperate with Party B in market development.

2.7	Where Party A is the party who actually performs any sales contract with an end customer, Party A shall make timely payments to Party B pursuant to the distribution plan hereunder.

3.	Party B’s Rights and Obligations

3.1	Party B shall be entitled to enter into contracts with end customers on the sales of Party A’s proprietary software applications within Jiangsu Province, provided that such contracts shall be confirmed in writing by Party A and that Party A and Party B shall enter into a corresponding sales agreement.

3.2	Party B shall be entitled to Party A’s most favorable treatment in respect of products, prices, technologies, services and support.

3.3	Party B shall be responsible for post-sale services and technical support for all product sales within Jiangsu Province.

3.4	Party B may not distribute any other products competing with Party A’s products. Party B and any of its shareholders, controlled subsidiaries or affiliates may not enter into any cooperation similar to the transaction contemplated herein with any other third parties competing with Party A within five years after this Agreement terminates for any reason.

3.5	Party B shall actively cooperate with Party A in market development.

3.6	Party B shall, at Party A’s request, provide Party A with a monthly report on all product sales within Jiangsu Province prior to the last day of each month.

3.7	Where Party B is the party who actually performs in full or in part any sales contract with an end customer, Party B shall make timely payments to Party A pursuant to the distribution plan hereunder and, if necessary, enter into a corresponding contract and/or agreement with Party A.

3.8	Party B shall assist Party A in collecting accounts receivables.

4.	Distribution of Profits

Where (i) Party B has acquired customer bases or obtained product orders through labor and capital investment, market development and establishment of customer networks (with the related expenses being borne by Party B) and (ii) Party A has engaged in the commercial negotiations, selection of solutions (preparing bidding documents) and development software applications (with the related expenses being borne by Party A), both Parties agree that the profits shall be distributed as follows:

4.1	The distribution ratio for the system software applications: Party A and Party B are entitled to * and *, respectively, of the gross profits of the system software applications.

4.2	Based on Party A’s current market pricing and subject to the condition that the products were ultimately sold to customers, the distribution ratio for proprietary hardware for system platform shall be that: Party A and Party B are entitled to * and *, respectively, of the gross profits of the proprietary hardware.

4.3	Based on the current market pricing for smart cards and CAS licensing fees (where the end customer pays directly to Party B), the distribution ratio for the smart cards sales revenues and CAS licensing fees shall be that: Party A and Party B are entitled to * and *, respectively, of the contract prices with respect to the sales of smart cards and CAS license fees. In the event of any changes in the market pricing with respect to the smart cards and CAS licenses, both Parties shall re-negotiate the distribution ratio.

4.4	Income from any follow-up upgrades and services, including any subsequent expansion of subscribers, extension of authorized terminals, migration of analog databases and expansion of bank and calling center interfaces, shall be distributed in accordance with Article 4.1 or 4.2 above. Party A shall be fully responsible for technical supports with respect to any second development, system upgrading or major breakdowns that Party B is unable to provide and entitled to all income derived therefrom.

4.5	Party B shall be in charge of the system installation and maintenance and entitled to all income derived therefrom. Where Party A’s assistance is needed, Party B shall pay for the travel and lodging expenses of Party A’s technicians.

4.6	*

5.	Set-top Boxes

5.1	Party B shall be entitled to use Party A’s set-top box designs (blueprints) for manufacturing of set-top boxes by manufacturers approved by Party A. Party B shall be in charge of the sales and pay Party A RMB* for each box sold.

5.2	Party A shall collect CA royalties from Party B at the most preferential rate (which should not be higher than the lowest pricing level).

6.	Sales of Smart cards

Party A engages Party B to be fully responsible for the sales of Party A’s smart cards within Jiangsu Province at the prices agreed upon by both Parties.

7.	The term of this Agreement shall be 13 years, commencing from January 1, 2007 and ending on January 1, 2020. It shall come into effect upon the signing and affixing of seals by both Parties.

Notes: Party B’s entitlement to revenues from the sales of smart cards, set-top box licenses, copyrights and annual service charges * shall survive the expiration or termination of this Agreement.

8.	Legal Effect

8.1	Confidentiality: During the term of the distributorship between Party A and Party B and within five years after the termination of this Agreement, each Party shall keep confidential all technical and commercial information acquired from the other Party. Without the other Party’s written consent, no Party shall disclose any such information to any third parties.

8.2	Dispute and Arbitration: Any disputes arising out of the performance of this Agreement shall be first settled through consultations between both Parties. If such consultations fail, the dispute may be submitted to the Beijing Municipal Arbitration Tribunal for arbitration.

8.3	Effectiveness: This Agreement shall come into effect immediately upon the signing and affixing of common seals or special contract seals by the authorized representatives of both Parties.

8.4	The agreement shall be made in four original copies, and each Party shall hold two copies. Both Parties shall consult each other to resolve any issues that are not addressed in this Agreement.

8.5	Breach of Contract: Both Parties shall perform this Agreement in an earnest manner. Any Party who fails to perform the entire or any part of this Agreement shall be liable for such breach of contract and pay the other Party a liquidated damage of RMB5 million to indemnify the other Party for related losses.

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Authorized Representative:	/s/ Junming Wu

Date: January 5, 2007

(Seal)

Party B: Jiangsu Qingda Science and Technology Industries Co., Ltd.

Authorized Representative:	/s/ Jinhai Feng

Date: January 5, 2007

(Seal)